Exhibit 99.1

INTEGRATED TELECOM EXPRESS, INC.

BALANCE SHEET

AS OF MARCH 31, 2003

(Unaudited)

(In Thousands)

Cash and cash equivalents	$24,281
Short-term investments	78,043
Restricted cash	5,955
Prepaid and other current assets	1,438

Total current assets	109,717

Property and equipment, net	161

Total assets	$109,878

Accounts payable and accrued liabilities	$2,250
Liabilities subject to compromise	5,128

Total liabilities	7,378

Common stock	43
Additional paid-in capital	213,656
Deferred stock-based compensation	(374)
Note receivable from stockholder	(76)
Accumulated deficit	(110,655)
Accumulated other comprehensive loss	(94)

Total stockholders’ equity	102,500

Total liabilities and stockholders’ equity	$109,878